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Exhibit 10.15

Performance Share Plan
2004 through 2006 Performance Term

Eligibility and Participation

        Eligibility for the Performance Share Plan ("PSP") is intended to be restricted to Participants whose actions most directly affect the long-term success of the Company. Participation will be determined based on nomination by the Chief Executive Officer and approval by the Personnel and Compensation Committee. Participation levels are as follows:

Participants	Initial Award Basis as Percent of Salary
President & CEO	125%
Corporate Executive Officers	100%
Senior Corporate and Segment Executives	75%

Plan Concept

        The Performance Share Plan ("PSP") is a long-term incentive compensation plan designed to reward executives ("Participants") for the achievement of a pre-determined goal measured over a three-year period ("Performance Period"). The goal for the 2004-2006 Performance Period is the average percentage increase in Total Business Return ("TBR") as defined below.

        TBR is equal to the increase in value of the business over a period of time plus the cash flow generated by its operations after payment of capital expenditures ("Cash Flow"). This measurement approach is similar in concept to an investor's two-part return from capital gains and dividends referred to as the total shareholder return on a stock investment.

        The business value at the beginning of the Performance Period is calculated based upon Operating Profit After Tax ("OPAT") multiplied by ten ("Value"). This simple valuation approach is based upon a discounted cash flow perpetuity calculation using a ten percent discount rate. As shown in the example below, if a business produces an OPAT of $10 million it has a Value of $100 million. This valuation methodology is also applied to the OPAT at the end of each year of the Performance Period. The difference between the base year Value and Value calculated for each year of the Performance Period is the proxy for the change in shareholder value ("Value Change"). The Cash Flow is added to the Value Change to derive the TBR. The TBR percentage is calculated by dividing the TBR by the initial base year Value. The performance metric is the three-year average TBR percentage over the Performance Period.

Calculation of Targeted Performance Share Award

        The awards will be 50% in cash and 50% in stock. The total award will be equal to the value of the pre-determined award for each Participant adjusted for the TBR percentages achieved. The number of shares of the Participant's stock award will be determined by using the average price of the shares 30 trading days prior to the beginning of the Performance Period. At Company performance of less than 75% of target TBR, no award will be paid. The maximum payout will be 125% of target TBR.

Example:

	Base Year	Year 1	Year 2	Year 3
	(millions)
OPAT	$10.0	$12.0	$13.0	$15.0
Value (OPATx10)	$100.0	$120.0	$130.0	$150.0
Value Change to Base Value (VC)		$20.0	$30.0	$50.0
Cash Flow (CF)		$5.0	$10.0	$15.0
TBR: (VC + CF)		$25.0	$40.0	$65.0
TBR/Base Year Value		25%	40%	65%
Average TBR %		43%
Base Salary	$100,000
Participation Rate (senior corporate executive)	75%
Initial Award Basis	$75,000
TBR Percentage	43%
Corporate Weight (senior corporate executive)	100%
Total Individual Target Award (awarded in cash and stock)	$32,250	($75,000x43%x100%	)

        The weights assigned to the TBR for corporate and segment executives are as follows:

Executive officers (including President/CEO) and senior corporate executives	100% Corporate TBR
Segment executives	75% Segment TBR and 25% Corporate TBR

Performance Period

        Company performance will be measured over three fiscal years, with a new Performance Period beginning every fourth year.

Performance Measurement

        At the beginning of each Performance Period the Participants and the financial targets will be submitted for approval by the Committee. At the end of the Performance Period awards will be made as soon as practicable following the approval of the award amounts by the Committee.

Deferral of Award

        Participants may have the right to defer up to 100 percent of their cash and/or stock payout under the Performance Share Plan pursuant to the Deferred Compensation Plans in effect at the time.

Termination of Employment

        If a Participant terminates employment for any reason during the Performance Period, or after the Performance Period but prior to the payment of the award, then the award will be forfeited, unless deemed otherwise by the Committee.

Discretion of the Committee

        The Committee may, in its discretion, amend or change the Plan or the goals, objectives, measurements or targets for the Plan at any time.

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  Exhibit 10.15
Performance Share Plan 2004 through 2006 Performance Term